Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2024 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter 2024 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our first quarter 2024 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner:

Thanks Camilo. Good afternoon and thank you for joining us today to discuss our first quarter 2024 results. 2024 is off to a great start as we posted our highest quarterly revenue and adjusted EBITDA in our company history driven by broad-based demand across verticals and strong volumes experienced throughout the quarter. Our strategic initiatives executed over the last 18 months are paying off. We have been investing in our technology, the expansion of our product suite, and our go-to-market capabilities, and these investments are clearly bearing fruit. Our team executed superbly, capitalizing on the increasing realization by our target markets that our innovative solutions are indispensable tools for identity verification, fraud prevention, and investigations. Our performance this quarter positions us well for 2024 and, in fact, we just closed out the month of April which produced a record revenue month for red violet.

Now, turning to the numbers. Total revenue for the quarter was a record $17.5 million, a 20% increase over prior year. We produced a record $13.8 million in adjusted gross profit, resulting in a margin of 79% in the first quarter. Adjusted EBITDA for the quarter was a record $5.7 million, up 54% over prior year. Adjusted EBITDA margin was 32%, up 7-percentage points. Adjusted net income increased 36% to $3.2 million for the quarter, resulting in adjusted earnings of 22 cents per diluted share.

Our IDI billable customer base grew by a very strong 366 customers sequentially from the fourth quarter, which is our largest sequential quarterly increase since 2020, ending the first quarter at 8,241 customers. FOREWARN added over 51,000 users during the first quarter, the largest quarterly increase in our history, ending the quarter at 236,639 users. Over 425 Realtor® Associations are now contracted to use FOREWARN.

We saw solid contribution from Law Enforcement and Legal, two segments that we have been very focused on and continue to make substantial progress in. We experienced increasing volumes from the diverse identity verification platforms that we power as Financial and Corporate Risk were also strong contributors. Consistent with the last few quarters, we saw continued progress in our Collections vertical, with double-digit percentage growth. We continue to see significant opportunities ahead, in both further penetrating these markets as well as those where we are still very early stage, including Marketing Services, Background Screening, and Government.

We generated $4.3 million in cash from operating activities in the first quarter, a 181% increase from the same period in 2023. Given our continued healthy cash generation, as we previously indicated, we have been leaning into these market opportunities, investing in our technology, various product developments and enhancements, and strategically adding personnel to bolster our go-to-market capabilities. In addition to investing in our business, we purchased just under 300,000 shares of the Company’s common stock year to date through April 30, 2024, at an average price of $19.81 per share pursuant to the Company’s $15.0 million Stock Repurchase Program. The Company currently has $4.6 million remaining under its Stock Repurchase Program.

To sum up, red violet had a terrific quarter driven by robust and balanced demand across verticals. Given the continuing momentum we are currently experiencing and the opportunities in front of us, we are very optimistic about the remainder of the year. With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan:

Thank you, Derek, and good afternoon. We are pleased to report a great start to the year. Led by strong and increasing volume across the customer base, revenue growth reaccelerated to 20%. We achieved record revenue of $17.5 million and record adjusted EBITDA of $5.7 million in the first quarter, translating nicely into strong EPS and healthy free cash flow. As we discussed last quarter, we continue to see real opportunity in our current endeavors to lean in and accelerate our revenue growth in 2024. The team continues to execute well on these endeavors, with increasing opportunity pipeline and converting that pipeline to wins.

Turning now to our first quarter results, for clarity, all the comparisons I will discuss today will be against the first quarter of 2023, unless noted otherwise.

Total revenue was a record $17.5 million, a 20% increase over prior year. We produced a record $13.8 million in adjusted gross profit, resulting in a margin of 79% in the first quarter, up 1-percentage point. Adjusted EBITDA for the quarter was a record $5.7 million, up 54% over prior year. Adjusted EBITDA margin was 32%, up 7-percentage points. Adjusted net income increased 36% to $3.2 million for the quarter, resulting in adjusted earnings of 22 cents per diluted share.

Moving through the details of our P&L, as mentioned, revenue was $17.5 million for the first quarter. Within IDI, we saw strong growth across verticals. Collections, for the first time in three years, broke into double-digit percentage revenue growth. Our Investigative vertical continues to perform well, led again by our Law Enforcement segment. The first quarter of 2024 represents the ninth consecutive quarter of sequential revenue growth for our Investigative vertical. Our Emerging Markets vertical also experienced nice growth in the first quarter, with strong contribution from our Legal segment. Within Financial and Corporate Risk, we had a tough comp from last year as the first quarter of 2023 included $0.7 million in one-time non-recurring batch revenue. Excluding this one-time revenue, Financial and Corporate Risk was up double-digits on a percentage basis. IDI’s Real Estate vertical, which does not include FOREWARN, was down a few percentage points. Our IDI billable customer base grew by 366 customers sequentially from the fourth quarter, our largest sequential quarter increase since the third quarter of 2020. We ended the first quarter at 8,241 IDI customers.

As it relates to FOREWARN, we added 51,259 users during the first quarter, the largest quarterly increase in our history, led by the initial onboarding of Florida Realtors®, the largest state Realtor® Association in the United States. FOREWARN revenue growth remains strong, with the first quarter of 2024 representing the sixteenth consecutive quarter of sequential revenue growth. Over 425 Realtor® Associations are now contracted to use FOREWARN.

Our contractual revenue was 78% for the quarter, up 3-percentage points from prior year. Our gross revenue retention percentage was 93%, compared to 94% in prior year. We expect our gross revenue retention percentage to trend between 90% and 95% for the foreseeable future.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.6 million or 18% to $3.8 million. This $0.6 million increase was primarily a result of an increase in data acquisition costs from the addition of new data assets. Adjusted gross profit increased 20% to $13.8 million, producing an adjusted gross margin of 79%, a 1-percentage point increase over first quarter 2023.

Sales and marketing expenses decreased $0.2 million or 5% to $3.7 million for the quarter. This decrease was due primarily to a decrease in the provision for bad debts, partially offset by an increase in salaries and benefits. The $3.7 million of sales and marketing expense for the quarter consisted primarily of $2.2 million in employee salaries and benefits and $0.8 million in sales commissions.

General and administrative expenses increased $0.6 million or 10% to $5.8 million for the quarter. This increase was primarily the result of a $0.6 million increase in professional fees. The $5.8 million in general and administrative expenses for the quarter consisted primarily of $2.7 million of employee salaries and benefits, $1.3 million of non-cash share-based compensation expense, and $1.2 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.4 million or 18% to $2.3 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net income for the quarter increased $1.1 million or 149% to $1.8 million.

We reported earnings of 13 cents per basic and diluted share for the quarter based on a weighted average share count of 14.0 million shares basic and 14.2 million shares diluted.

Adjusted net income for the quarter increased $0.8 million or 36% to $3.2 million, which resulted in adjusted earnings per share of 23 cents basic and 22 cents diluted.

Moving on to the balance sheet. Cash and cash equivalents were $32.1 million at March 31, 2024, compared to $32.0 million at December 31, 2023. Current assets were $41.5 million compared to $40.3 million and current liabilities were $8.3 million compared to $4.9 million. Of note, the $8.3 million dollars in current liabilities included $4.1 million due for the purchase of 200,000 shares of Company stock from the Greater Miami Jewish Federation that settled on April 1, 2024. Following the repurchase, the Greater Miami Jewish Federation was no longer a beneficial holder of any securities of the Company.

We generated $4.3 million in cash from operating activities in the first quarter, compared to generating $1.5 million in cash from operating activities for the same period in 2023.

We generated $1.9 million in free cash flow in the first quarter, compared to negative free cash flow of $0.8 million in the same period 2023.

Cash used in investing activities was $2.4 million for the first quarter, mainly the result of $2.3 million used for software developed for internal use. Cash used in investing activities was $2.3 million for the same period 2023.

Cash used in financing activities was $1.8 million for first quarter, mainly the result of two items. First, the purchase and settlement of 77,149 shares of Company stock for $1.4 million under our stock repurchase program at an average price of $18.30 per share. Second, we acquired 20,867 shares of Company stock for $0.4 million from the net share tax settlement of employee restricted stock units. These shares were withheld in treasury and retired prior to the end of the quarter. During the same period 2023, cash used in financing activities was $0.2 million.

As it relates to our stock repurchase program, we will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program. Currently, we have approximately $4.6 million remaining under our stock repurchase program.

In closing, 2024 is off to a great start. Revenue is accelerating, we are investing for product and market expansion, our profitability and cash flow remains strong, and we continue to convert a growing opportunity pipeline to wins. We expect 2024 to be an exciting year for red violet.

With that, our operator will now open the line for Q&A?

Q&A

Operator:

Operator Instructions

Our first question comes from the line of Josh Nichols of B. Riley.

Josh Nichols:

Yeah, thanks for taking my question and great to see essentially record quarters, particularly for IDI and also FOREWARN customer adds. This quarter, I was curious if you could dive a little bit more into the details, specifically for IDI, where you're seeing such strength to get this acceleration in sub growth? And also if any of these customers are potentially going to be these

$100,000 plus annual revenue accounts that you've kind of been talking about going after more and more as you expand your marketing budget a little bit?

Derek Dubner:

Yes. Thanks, Josh. It's Derek. Great to talk to you.

We saw a very strong activity within IDI throughout the quarter. It was broad-based. As we mentioned, we've had a focus for the last 12 to 18 months on Legal and Law Enforcement, and we have made substantial progress there onboarding new customers and seeing good volume there.

Aside from that, we also mentioned that, as you know, due to the uniqueness of our AI/ML powered platform and the consumer identity graph that we have built out and the accuracy of that identity graph and the way that organizations of all types can access that identity graph through various channels in performing their work,we've seen robust activities, strong volumes from the identity verification platforms where we have become an integral part of their solutions in serving many use cases and in serving a diverse set of industries.

So, we genuinely saw some very good strength, and it was very consistent throughout the quarter.

What I would add there is sentiment seems to be pretty strong within the verticals that we serve with the outbound sales, with some of the subject matter expert sales that we have, we're seeing some real nice sentiment in wanting to hear more about our solutions, what we can do for the end user, how differentiated we are. And so that's very positive, and we believe that's going to be a tailwind.

We've also invested a bit as you know, Josh, in some of our marketing as in the early days, we did very little marketing of our products and solutions. And so we’ve been building out our marketing capabilities over the last 12 months, and that market awareness has definitely improved and done well for us. Dan, perhaps can comment upon size of customer. Dan, if you will?

Daniel MacLachlan:

Yes. Sure. Josh, this is Dan. Great to talk to you again.

Yeah, I mean when we look at the adds in the first quarter on the IDI side, really good logos across the board, across industries, a lot of opportunity potential within those customers, as it relates to customers who are generating over $100,000 in a yearly basis.

If we look at Q1 on a trailing 12-month basis compared to what we reported at the end of fourth quarter, we have approximately 10 additional customers that are now within that $100,000 or over cohort. So, seeing nice additions there as well as the cohort between $25,000 to $50,000 a year. But when we look at the adds of the 300-plus customers in the first quarter, quality logos across the board, across industries with a lot of potential for future growth.

Josh Nichols:

Thanks. It's great to hear that you're also adding some larger potential revenue generators to that part as well.

I wanted to touch on FOREWARN for a minute.

It's not talked about as much, but you've had so many positive press releases about some of the wins.

I'm just curious what your expectation for the trajectory going forward is for adding new subs to the platform, given the number of wins that you've announced just over the last 90 days or so?

Daniel MacLachlan:

Yes. Sure. This is Dan again. Yes. When we talk about FOREWARN, over the last several years, we've seen great expansion within the market.

We really saw last year a tremendous uptake with associations across the board, an acceleration, if you will, on the amount of associations that we had wins last year.

We would expect to continue to see that trend throughout '24 and into '25.

When we look at kind of the overall level, there's approximately about 1,100 to 1,200 associations throughout the U.S.

As we just reported, we have over 425 associations today.

So plenty of go-get. When we think about it from a realtor perspective, there's approximately 1.6 million realtors under the National Association of REALTORS®.

Of that, I would probably say close to 800,000 to 900,000 are active realtors.

They were selling more than one house a year and so on and so forth. And so, I think where we're at today with the number of users still have plenty of go-get.

So, 2024, we would expect to continue to see that acceleration in the onboarding of associations and carry that into '25.

Josh Nichols:

Thanks, last question for me, then I'll pass it to our chair.

It sounds like really all the end markets are doing pretty well.

I guess, collections have been like the one piece of the business that for the last few years have kind of been facing some challenges, but now that's back to double-digit growth. Do you think the collections business is likely to continue growing this year?

Daniel MacLachlan:

So throughout the year, we've seen good signs.

We've talked about it over the last several quarters, anecdotally hearing from our customers, seeing good metrics come through that vertical. And we're starting to see that actually turn into revenue.

We're very conservative when we look at the business. And I think conservatively, as we look at collections, we're looking that as any significant growth this year as all upside.

But first quarter saw great numbers, good strong volume in April as well. And, so the expectation is we're going to see a nice reversion in that industry. The expectation that would be probably leaving '24 when we'll start to see real solid significant continued growth.

But everything we're seeing now gives us really good indication that the next few quarters should be pretty healthy for collections compared to being flat or down over the last three years.

Derek Dubner:

Yes, Josh, it's Derek. Just adding to that, as you probably know, and as many see, that the consumer, a certain section of the consumer is challenged. Government subsidies have worn off and they're now having to pay their bills; forbearance is gone. And, therefore, first, what we saw were the autos going back, where many bought autos, rates have peaked, or not peaked but at least hit a high level. It looks like we're going to be higher for longer perhaps, or at least until that changes.

And, so, consumers have definitely been challenged there. After autos, credit card delinquencies have moved up. They're at the highest they've been since probably 2012 or so. And, so given those indications and the fact that inflation, at least as of right now, seems to be a little sticky as the deceleration has slowed, it appears that the consumer will continue to be challenged or at least a good number of consumers.

And as we know, it takes a little bit of a process where a consumer goes through that process and it ends up being a collection effort.

Now, given that unemployment is still relatively low, and as long as the consumer is working and able to pay some bills, and continue to be the American consumer, whose always been a robust spender, that may continue for some time.

So, jury's out a little bit on collections, but it's certainly showing durability over the last few quarters.

Josh Nichols:

I appreciate the update. Glad to see everything off to such a good start for the first quarter. Thanks, guys.

Derek Dubner:

Thanks Josh.

Dan MacLachlan:

Thanks Josh.

Operator:

I am showing no further questions at this time.

I would now like to turn it back to Derek Dubner for closing remarks.

Derek Dubner:

Thank you all for joining us today to report our first quarter financial results. We reported another record revenue quarter, the highest in our company history and a reacceleration of our business. The investments we have made over the past 18 months are translating to better market awareness, better use and volumes of our solutions, enhancing our product suite, and increasing our go-to-market capabilities as we continue to execute upon our strategic plan. Given our highly leverageable, fixed-cost model and healthy cash generation, we are well positioned to continue investing in our business and enhancing shareholder value. We are excited about the remainder of 2024 and beyond. Good afternoon.